Exhibit 4.2

SECOND SUPPLEMENTAL SENIOR DEBT SECURITIES

GUARANTEE AGREEMENT

BETWEEN

PARTNERRE LTD.

(AS GUARANTOR)

AND

THE BANK OF NEW YORK MELLON

(AS GUARANTEE TRUSTEE)

DATED AS OF

JUNE 19, 2019

TABLE OF CONTENTS

		Page

	Article I
	DEFINITIONS

Section 1.01	Definitions	1

	Article II
	NO ADDITIONAL AMOUNTS

Section 2.01	No Additional Amounts	2

	Article III
	TERMINATION

Section 3.01	Termination	2

	Article IV
	OTHER PROVISIONS

Section 4.01	Tax Treatment of the Notes	2

	Article V
	MISCELLANEOUS

Section 5.01	Amendments	2
Section 5.02	Governing Law	4

i

SECOND SUPPLEMENTAL SENIOR DEBT SECURITIES GUARANTEE AGREEMENT

This SECOND SUPPLEMENTAL SENIOR DEBT SECURITIES GUARANTEE AGREEMENT (this “Supplemental Guarantee Agreement” or this “Supplemental Guarantee”), dated as of June 19, 2019, is executed and delivered by PartnerRe Ltd., a Bermuda company (“PartnerRe” or the “Guarantor”), having its principal executive offices at 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and The Bank of New York Mellon, a New York banking corporation, having its office located at 240 Greenwich Street, New York, NY 10286, as trustee (the “Guarantee Trustee”), supplementing the Senior Debt Securities Guarantee Agreement, dated as of March 15, 2010 (the “Base Guarantee Agreement” or the “Base Guarantee”), and the Base Guarantee, as amended or supplemented by this Supplemental Guarantee Agreement,  the “Agreement” or the “Guarantee”), for the benefit of the Holders (as defined in the Base Guarantee Agreement) from time to time of the Notes (as defined herein) issued by PartnerRe Finance B LLC, a Delaware limited liability company (the “Issuer” or the “Company”).

WHEREAS, pursuant to an Indenture, dated as of March 15, 2010 (the “Base Indenture”), as amended and supplemented by the Second Supplemental Indenture, dated as of June 19, 2019 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantor and The Bank of New York Mellon, a New York banking corporation, as trustee thereunder, the Issuer is initially issuing $500,000,000 aggregate principal amount of its 3.700% Senior Notes due 2029 (the “Notes”).

WHEREAS, as incentive for the Holders (as defined in the Indenture) to purchase such Notes, the Guarantor desires irrevocably and unconditionally, to guarantee the obligations of the Issuer under the Indenture.

WHEREAS, Section 8.02 of the Base Guarantee Agreement provides that the Guarantor and the Guarantee Trustee may amend the Base Guarantee Agreement provided that no such amendment may adversely affect the rights of Holders in any material respect.

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, which purchase the Guarantor hereby agrees shall indirectly benefit the Guarantor, the Guarantor executes and delivers this Supplemental Guarantee Agreement for the benefit of the Holders.

ARTICLE I
DEFINITIONS

Section 1.01                             Definitions. Unless the context otherwise requires:

(a)                                 a term not defined herein that is defined in the Base Guarantee Agreement or the Indenture has the same meaning when used in this Supplemental Guarantee Agreement;

(b)                                 the definition of any term in this Supplemental Guarantee Agreement that is also defined in the Base Guarantee Agreement or the Indenture shall supersede the definition of such term in the Base Guarantee Agreement and the Indenture;

(c)                                  references in the Base Guarantee Agreement to the Indenture shall be taken to be references to the Indenture (as defined herein);

(d)                                 a term defined anywhere in this Supplemental Guarantee Agreement has the same meaning throughout;

(e)                                  the singular includes the plural and vice versa;

(f)                                   headings are for convenience of reference only and do not affect interpretation;

(g)                                  the following terms have the meanings given to them in this Section 1.01(g):

“Agreement” or “Guarantee” has the meaning set forth in the preamble hereto.

“Base Guarantee Agreement” or “Base Guarantee” has the meaning set forth in the preamble hereto.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Guarantee Trustee” has the meaning set forth in the preamble hereto.

“Indenture” has the meaning set forth in the recitals hereto.

“Issuer” or “Company” has the meaning set forth in the preamble hereto.

“PartnerRe” or “Guarantor” has the meaning set forth in the preamble hereto.

“Second Supplemental Indenture” has the meaning set forth in the recitals hereto.

“Supplemental Guarantee Agreement” or “Supplemental Guarantee” has the meaning set forth in the preamble hereto.

ARTICLE II
NO ADDITIONAL AMOUNTS

Section 2.01                             No Additional Amounts. The Guarantor will not be required to pay any Additional Amounts with respect to the Notes or the Guarantee.

ARTICLE III
TERMINATION

Section 3.01                             Termination. This Guarantee shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Notes and all other amounts then due and payable under the Indenture. Notwithstanding the foregoing, this Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to the Notes under this Agreement.

ARTICLE IV
OTHER PROVISIONS

Section 4.01                             Tax Treatment of the Notes. The Guarantor agrees to treat the Notes as indebtedness of PartnerRe U.S. Corporation for United States federal, state and local tax purposes.

ARTICLE V
MISCELLANEOUS

Section 5.01                             Amendments. Except as otherwise may be provided pursuant to Section 8.02 of the Base Indenture with respect to any particular Note issued on or after the date hereof, Section 5.01(a) and Section 5.01(b) hereof shall apply in respect of Notes issued on or after the date hereof and to any Outstanding Notes.

(a) Article VIII of the Base Guarantee Agreement is hereby amended by amending and restating Section 8.03 as follows:

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

2

(i) If given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below (or such other address as the Guarantee Trustee may give notice of to the Guarantor and the Holders):

The Bank of New York Mellon

240 Greenwich Street

New York, NY 10286

Attention: Corporate Trust Administration

(ii) if given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders):

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Legal and Compliance

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Scott Miller

(iii) if given to the Issuer, in care of the Guarantee Trustee, at the Issuer’s (and the Guarantee Trustee’s) address set forth below or such other address as the Guarantee Trustee on behalf of the Issuer may give notice to the Holders:

PartnerRe Finance B LLC

c/o PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Legal and Compliance

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, NY 10286

Attention: Corporate Trust Administration

(iv) if given to any Holder, at the address set forth on the books and records of the Issuer.

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

3

(b)                                 Article VIII of the Base Guarantee Agreement is hereby amended by amending and restating Section 8.07 as follows:

The Guarantor agrees that any judicial proceedings instituted in relation to any matter arising under this Guarantee Agreement may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this Guarantee Agreement, the Guarantor hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding. The Guarantor also irrevocably and unconditionally waives for the benefit of the Guarantee Trustee and the Holders any immunity from jurisdiction and any immunity from legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) in respect of this Guarantee Agreement. The Guarantor hereby irrevocably designates and appoints, for the benefit of the Guarantee Trustee and the Holders for the term of this Guarantee Agreement, PartnerRe U.S. Corporation, 200 First Stamford Place, Stamford, CT 06902, as its agent to receive on its behalf service of all process brought against it with respect to any such proceeding in any such court in The City of New York, such service being hereby acknowledged by the Guarantor to be effective and binding service on it in every respect whether or not the Guarantor shall then be doing or shall have at any time done business in New York. Such appointment shall be irrevocable so long as any of the Securities or the obligations of the Guarantor hereunder remain outstanding or until the appointment of a successor located in New York or Connecticut by the Guarantor and such successor’s acceptance of such appointment. Upon such acceptance, the Guarantor shall notify the Guarantee Trustee in writing of the name and address of such successor. The Guarantor further agrees for the benefit of the Guarantee Trustee and the Holders to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of said PartnerRe U.S. Corporation in full force and effect so long as any of the Notes or the obligations of the Guarantor hereunder shall be outstanding. The Guarantee Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Guarantor to take any such action. Nothing herein shall affect the right to serve process in any other manner permitted by any law or limit the right of the Guarantee Trustee or any Holder to institute proceedings against the Guarantor in the courts of any other jurisdiction or jurisdictions.

(c)                                  Except with respect to any changes that do not adversely affect the rights of Holders in any material respect (in which case no consent of Holders will be required) and any changes to Sections 5.01 and 6.01 of the Base Guarantee Agreement, which may only be amended in writing with the prior approval of each Holder of the Notes then outstanding, this Agreement may only be amended in writing by the parties hereto with the prior approval of the holders of a majority of the aggregate principal amount of the Notes. The provisions of Article 15 of the Base Indenture concerning meetings of Holders apply to the giving of such approval.

Section 5.02                             Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN THAT STATE.

[THE REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

4

THIS SUPPLEMENTAL GUARANTEE AGREEMENT is executed as of the day and year first above written.

PARTNERRE LTD.,
as Guarantor

By:	/s/ Mario Bonaccorso
	Name:	Mario Bonaccorso
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON,
as Guarantee Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Second Supplemental Guarantee Agreement]